INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

To the Board of Directors and Stockholder
Comcast Cable Communications, Inc.
Wilmington, Delaware

We consent to the incorporation by reference in Registration Statement Number 333-66649 of Comcast Cable Communications, Inc. and its subsidiaries (the "Company") on Form S-3 of our report dated February 22, 1999, appearing in the Annual Report on Form 10-K of Comcast Cable Communications, Inc. and its subsidiaries for the year ended December 31, 1998.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of the Company, listed in Item 14(b)(i). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP
February 22, 1999
Philadelphia, Pennsylvania